Exhibit 10.27

AMENDMENT NO. 1

TO

SENIOR EXECUTIVE SEVERANCE AGREEMENT.

The Ryland Group, Inc. (the “Company”) and                              (the “Executive”) wish to amend the Severance Agreement originally dated as of                                        to comply with the final Regulations issued under Internal Revenue Code section 409A.

Accordingly, the Agreement is amended as follows, effective [enter original effective date of Agreement, if after 1/1/05]:

1.                                       Section 1.1 is amended by replacing the phrase “On or before the Executive’s last day of employment with the Corporation” with the phrase “On the date of the Executive’s Separation from Service with the Corporation” in both places where it appears.

2.             Section 1.2 is amended in its entirety, as follows:

“1.2                           Accelerated Vesting.  All rights, awards and benefits of the Executive provided pursuant to the TRG Incentive Plan and any other incentive or bonus plans of the Corporation in which the Executive participates prior to the Change of Control shall immediately vest in full and the Executive shall receive a distribution of the amount of these rights, awards and in accordance with the applicable benefit, document or plan.”

3.             Section 1.3 is amended in its entirety, as follows:

“1.3                           Insurance and Other Special Benefits.  The Executive’s participation in the life, medical, dental, vision, AD&D, prescription drug, long-term disability and executive medical reimbursement programs provided to the Executive prior to the Change of Control (collectively, the “Benefits”) shall be continued or equivalent benefits provided by the Corporation or any successor corporation or affiliate of such successor corporation (the “Responsible Corporation”), at the Responsible Corporation’s expense, for a period of two (2) years from the date of the Executive’s Separation from Service.  Additionally, on the date of Separation from Service, the Responsible Corporation shall pay to the Executive a lump sum cash payment equal to the value of coverage under the Company’s executive life insurance program, personal health services allowance and health club benefit program for a period of two years.  Notwithstanding anything herein to the contrary, in no event shall the aggregate present value of the Benefits and single lump sum cash payment to be provided under this Section 1.3, as determined as of the date of the Executive’s Separation from Service in the discretion of the Responsible Corporation applying reasonable assumptions, exceed an amount (the “Benefits Threshold”) equal to ninety-nine hundredths (0.99) times the highest Annual Compensation (as hereinafter defined) for any of the three (3) calendar years immediately preceding the date of Separation from Service.  In the event that the aggregate present value of the Benefits and single lump sum cash payment to be provided under this Section 1.3 would, but for the preceding sentence, exceed the Benefits Threshold, the Benefits and single lump sum cash payment shall be reduced or forgone to comply with the limitation set forth in the preceding sentence by first reducing the single lump sum cash payment and then reducing the Benefits provided.”

4.                                       The first sentence of Section 1.4 is amended by adding the word “reasonable” before the phrase “expenses incurred in that relocation”.

5.             Section 1.5 is amended in its entirety, as follows:

“1.5                           Stock Rights.  All stock options, stock appreciation rights, stock purchase rights, restricted stock, restricted stock units, performance shares, performance units, and any similar rights which the Executive holds shall become fully vested and, to the extent permitted by, or exempt from, Code section 409A, exercisable on the date of Separation from Service.”

6.                                       The first sentence of Section 1.6 is amended by adding the word “reasonable” before the phrase “outplacement services obtained by the Executive”.

7.             Section 1.7(iii) is amended in its entirety, as follows:

“(iii)                         A “Separation from Service” shall take place in the event that the Executive’s employment is terminated (a) by the Corporation without Cause (as hereinafter defined) or (b) by the Executive with Good Reason (as hereinafter defined).  The Executive’s employment is terminated as of the date the Corporation and the Executive reasonably anticipate that no further services will be performed or that the level of bona fide services the Executive will perform will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Corporation if the Executive has been providing services to the Corporation for less than 36 months).”

8.                                       The phrase “Termination of Employment” shall be replaced with the phrase “Separation from Service” in each place where it appears in the Agreement.

9.                                       Section 1.8 is amended by adding the following language to the end of that Section:

“Any payment under this Section shall be made to the Executive by the end of the calendar year following the calendar year in which the Executive remits the related taxes.”

10.                                 Section 2.1 is amended by adding the following language to the end of that Section:

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“The Executive shall be entitled to reimbursement of the fees and expenses described under this Section during the period commencing on the date of Separation from Service and ending on death.  Any reimbursement of fees and expenses under this Section shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.”

11.                                 Section 2.2 is amended by adding the following language to the end of that Section:

“The Executive shall be entitled to reimbursement of the fees and expenses described under this Section during the period commencing on the date of Separation from Service and ending on death.  Any reimbursement of fees and expenses under this Section shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE RYLAND GROUP, INC.		EXECUTIVE:

By:
	R. Chad Dreier, Chairman	[Executive]
and Chief Executive Officer

Attest:
Timothy J. Geckle,
Secretary

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